FOR IMMEDIATE RELEASE
A. SCHULMAN REORGANIZES NORTH AMERICAN OPERATIONS
     AKRON, Ohio – June 29, 2007 – A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today the reorganization of its North American operations into three major business units as it continues to implement strategic initiatives to better address profitable growth opportunities in North America. The new business units are:
     Engineered Compounds, comprising the existing Flexible, Engineered Resins and Tolling operations, led by Ronald G. Andres, vice president and general manager.
     Polybatch, consisting of the current Color Concentrates, Polybatch Film and Mexico units, with Gustavo Perez on assignment as interim general manager.
     Merchant & Distribution, including Merchant, Rotomolding and Distribution, under the direction of Jeff Martin, general manager.
The business units will report to Barry A. Rhodes, executive vice president and chief operating officer for North America.
“These moves reflect the latest in a series of aggressive changes we are making to return our North American operations to long-term profitability,” said Terry L. Haines, chairman, president and chief executive officer. “Our recent cost-reduction initiatives laid the groundwork for these new strategic business units, which are specifically targeted to serve market segments where we are strongly positioned and growing. We are focusing on the applications that need our value-added services and will be located in the Americas for the foreseeable future. These new business units are more closely aligned with our European organization and will be better able to serve our global customers and leverage our technology on a worldwide basis.”
Haines added, “We are well along in enhancing our strategies and operating capabilities to capitalize on the strengths of the three new business units. This will allow them to have a tighter focus on the most attractive market opportunities while supporting their initiatives in sales and marketing, product development, and marketing capabilities, so we can be even more productive in helping our customers’ businesses succeed.”
Haines said the Company believes a number of significant improvements will result from its new North American organization:
•	Traditional silos will be broken down, as all disciplines that support a unique business unit —including marketing, sales, supply chain, R&D and finance —will be located together.
3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751

•	All three business units will be located together, in Northern Ohio facilities outside the corporate headquarters, so the disciplines are next to each other and focused on a common strategy.

•	The Company will better leverage its capacity and flexibility with its new “Focused Speed” approach, to deliver the right products to customers more quickly with less inventory in the process.

•	Focused marketing, sales and R&D teams will be better able to communicate with customers and anticipate their needs and changing market dynamics, resulting in quicker development of products to meet evolving customer needs.
The Company’s new Invision® product line will remain a separate business. The start-up of its initial production line at the Sharon Center, Ohio facility took place as planned during May 2007 and production at the new facility in Findlay, Ohio is scheduled to begin in the 2008 calendar year. Invision®is a multi-layered, extruded sheet product that is cost-competitive and simplifies the manufacturing process for the Company’s customers, while providing a higher-performance and more environmentally friendly alternative to existing plastic and film materials that are painted.
During fiscal 2007, A. Schulman has announced multiple phases of a plan to restore North American operations to profitability. In November 2006, it announced the first phase, involving reducing headcount and manufacturing capacity at its Orange, Texas and Bellevue, Ohio locations. The Company expects to realize $4.0 million of ongoing annual savings beginning in 2008 from the initiatives at these plants.
In February 2007, the Company announced the second phase of the North American restructuring plan with actions to increase net income in the second half of fiscal 2007 by $7.0 million with annual savings of $14.0 million to $15.0 million thereafter. This phase includes the elimination of positions, reduction of retiree health care benefits, increased sharing of employee and retiree health care cost, broad discretionary SG&A cost reductions, and savings from improved purchasing processes and logistical efficiencies.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 17 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2006, were $1.6 billion. Additional information about A. Schulman can be found at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown; and

•	The performance of the North American auto market.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
###

3